UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SEVCON, INC.

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Sevcon, Inc.
155 Northboro Road
Southborough
MA 01772

Tel (508) 281 5510
Fax (508) 281 5520

www.sevcon.com
January 17, 2017

LETTER FROM THE BOARD’S DIRECTOR NOMINEES

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Sevcon, Inc. (“Sevcon” or the “Company”).  The Annual Meeting will be held on Tuesday, February 7, 2017, at 12:00 noon, in the offices of Locke Lord LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts.

Your vote this year is especially important.  The matters you are being asked to approve will have a direct and meaningful impact on the value of your investment.

WE CALL ON YOU TO REJECT THE ATTEMPT BY A DISSIDENT DIRECTOR TO TAKE EFFECTIVE CONTROL OF YOUR BOARD OF DIRECTORS

As we noted in our proxy materials that you have already received, an opportunistic and disruptive investor with no distinguishable plan for your Company is trying to take effective control of your Board.

Ryan Morris, a 32 year-old hedge fund manager and a dissident director of Sevcon, has nominated four people to be elected at the Annual Meeting so he can take effective control of your Board of Directors.  Ryan has proposed no plan to improve on the strategy that your Board developed and is implementing successfully.   His tenure on the Board has been marked by conflict with directors and interference with employees. We believe the impetus for Ryan’s aggressive actions towards the Board is largely a visceral reaction to not gaining the power we believe he seeks, rather than out of concern that your existing Board is ill-equipped to optimize the Company’s path forward.  In addition, we do not believe that his track record should give stockholders confidence or that his nominees are equipped to oversee Sevcon at this critical stage in the electrification boom.

Importantly, your Board of Directors previously attempted to work constructively with Ryan, most recently by appointing him to be our Executive Chairman in July 2016 in hopes that he might work with the Board and management to assist the Company in optimizing the tremendous market opportunities ahead.  Rather than seizing the opportunity to lend bandwidth to a management team positioning itself for significant growth, Ryan inserted himself into day-to-day operations, causing confusion and inefficiency among management and employees, and wasted his efforts trying to push certain directors that he previously feuded with off the Board.  Within two weeks after his appointment, Ryan began threatening a proxy contest to replace three current directors.  Merely four months after his appointment, the rest of the Board, with the full support of senior management, unanimously agreed to remove Ryan from the Executive Chairman position.   With Ryan’s overt quest for control thwarted, your Board is now unified in both its focus on a constructive path forward towards executing against our Company’s long-term plan, as well as in its strong belief that Ryan is incapable of working collaboratively and constructively with others within the Sevcon organization.  Based on our experience dealing with Ryan and the disruption he caused as Executive Chairman and Board member, we are concerned that Ryan’s attempt to effectively take control of the Company once again will derail the Company’s progress and result in the destruction of stockholder value.  We are calling on you to allow us to maintain the progress we have been achieving and reject his assault on the Board and quest for control.

As a Board that seeks to engage in a meaningful and constructive dialogue with its stockholders and to maximize shareholder value, your Board has taken numerous steps over the years to better align our corporate governance practices with our stockholders’ interests. We believe that electing the entire Sevcon slate of director nominees is in the best interests of all Sevcon stockholders.  We recommend that you vote on the WHITE proxy card or voting instruction form “FOR” the proposed charter amendment and “FOR ALL” of the director nominees proposed by your Board.  Even if you plan to attend the meeting, please sign, date and return the enclosed WHITE proxy form, or vote on the Internet as instructed on the form, to make sure your vote will be counted. We urge you to discard any gold proxy card you receive from Ryan.

YOUR BOARD AND MANAGEMENT’S STRATEGIC PLAN IS YIELDING IMPRESSIVE RESULTS

Sevcon is in the midst of executing your Board’s carefully calculated plan to strengthen the Company’s position as a global leader in electrification technology, which your Board and management believe will position the Company for significant long-term success.  We are enthusiastic about Sevcon’s prospects.  Under your Board and management’s leadership, we have attracted significant development contracts with some of the world’s largest vehicle manufacturers and Tier 1 suppliers, we are investing in top-flight engineering resources, and we are successfully growing our favorable market position.  As we continue to execute our strategy, 2017 will be a critical year.

We have been working hard to create long-term value at a time of unprecedented expansion in the hybrid and pure electric automotive industry. Our strategy is working!

•	Sevcon is at the forefront of the boom in demand for electrification solutions world-wide.
•
Your Board has been guiding Sevcon to capture the opportunity to take market share and create sustainable, long-term shareholder value.  Our strategy of growing the company rapidly, organically and through acquisitions, is showing early signs of success. 2016 was a banner year for development of Sevcon’s business with:

o	the acquisition of the Bassi charger business, which produced fiscal 2016 revenue growth of 26%, greatly expanded our product offerings, and
o
annual constant currency revenue growth of 18.3% compounded since the beginning of fiscal 2013. The following chart presents consolidated revenues at 2016 constant currency. Reported revenues in 2013, 2014, 2015 and 2016 were $32.2m, $37.9m, $41.1m and $49.8m, respectively.

•
We have accelerated contract wins from principal automotive manufacturers and Tier 1 suppliers.  The following chart presents anticipated future cumulative booked Start of Production (“SOP”) revenues from automotive manufacturers and Tier 1 suppliers in the years in which the projects were awarded:

•	We expect total production revenue from customization projects of approximately $246 million over the five-to-seven-year production lives.
•
Following your Board’s carefully-considered strategy, we are investing at historically high levels in engineering resources because we believe that this will keep us at the forefront of the electrification boom. The following chart presents investment in engineering resources, before government grants and U.K government research and development tax credits, at 2016 constant currency.  Reported engineering spend in 2013, 2014, 2015 and 2016 was $3.9m, $4.0m, $3.7m and $5.9m, respectively.

Your Board recognized that this would be at the cost of short-term profitability as the Company invests in its future.

It is an exciting time for Sevcon as we move to reap the benefits of our strategic decisions and create stockholder value.

YOUR BOARD HAS DEMONSTRATED ITS COMMITMENT TO EFFECTIVE CORPORATE GOVERNANCE, STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

There is no need for wholesale disruption at Sevcon.  Your Board is regularly evaluating and implementing effective corporate governance practices and engaging with its stockholders. We have implemented a number of stockholder-friendly corporate governance structures and policies.

•	Management is executing the Board’s strategic plan to grow the business in an entrepreneurial fashion for the stockholders’ benefit.
•	Our Board of Directors is composed of eight directors, and seven of our nominees are independent.
•
Since 2013, five directors have left the Board and four new directors have joined, bringing new experiences, perspectives and ideas consistent with our practice of strengthening and refreshing the Board.

•	Your Board moved this past year to re-establish an independent Chairman of the Board while eliminating an Executive Chairmanship.
•	In 2015, your Board brought forward a proposal to declassify the Board so that all directors would eventually serve annual terms.
•
This year, we are bringing forward a proposal to accelerate the declassification of the Board so that all directors serve annual terms starting at the Annual Meeting, and you will be able to vote for all of our directors at the 2017 Annual Meeting.

In other words, your Board is voluntarily delivering more power to stockholders by allowing stockholders the immediate opportunity to register their views on the composition of the entire Board (if the declassification is approved), even though this has the effect of cutting short some directors’ terms.   Contrary to Ryan’s claims of entrenchment, your Board is actually empowering stockholders to determine its composition.

RYAN MORRIS’S QUEST FOR CONTROL IS MISGUIDED AND HIS FAILURES AS EXECUTIVE CHAIRMAN LEAD US TO BELIEVE HE WILL, IF ELECTED, DERAIL PROGRESS AT THE COMPANY

WE URGE YOU TO DISCARD ANY GOLD PROXY CARD YOU MAY RECEIVE FROM RYAN

We do not believe that Ryan can be trusted to effectively control the Company.   Ryan has been a director of Sevcon for three years. In that time, he:

•	has made persistent demands for authority and for compensation that, if assented to, would misalign his interests with those of other stockholders;
•
was removed as Executive Chairman by unanimous vote of the other directors after failing to dutifully discharge the duties assigned to him by the Board of Directors after repeated constructive feedback, and spending tremendous effort trying to push certain directors off the Board; and

•
has created such a negative and unproductive course of dealing with each of his fellow directors and members of senior management that all such members of your Company’s leadership have been left with no choice but to characterize Ryan’s involvement with the Company as toxic.

We question why Ryan has continued to focus primarily on increasing his control of the Board rather than helping the Company make further progress on executing your Board’s long-term strategy and enhancing stockholder value.  We are also concerned that Ryan’s and Meson Capital’s track record of underperformance may reflect negatively on his ability to contribute to Sevcon’s performance.

Ryan’s track record in various “activist” campaigns reflects significant underperformance against his stated peer group and the S&P 500, and has frequently led to share price declines in both his capacity as a public company director and fund manager.    Ryan, who has represented to us that his Meson Capital manages approximately $25 million in assets, also has the distinction of achieving an extremely rare feat for an “activist investor.”  This “troika” of activist low-points includes:

•
On February 2, 2015, withdrawing his public aggression towards Aberdeen International Inc. and issuing a public apology in which he “unreservedly apologize[s] for the prior comments…” and  acknowledges that “…the interests of Aberdeen’s shareholders are best served if Meson Capital and Nightscape Capital disengage from Aberdeen, and the board is free to execute on its plan.” (http://www.marketwired.com/press-release/dissident-shareholders-agree-to-withdraw-request-shareholder-meeting-after-proxy-results-tsx-aab-1988063.htm)

•	During 2012, joining the Board of Directors and then becoming Chairman of Lucas Energy, whose path ultimately led to its filing for bankruptcy protection; and

•	In August, 2016, achieving sufficient support at Sevcon to be appointed Executive Chairman, only to be removed just four months into his tenure by the unanimous vote of the other directors.

We find great irony in Ryan’s letter to Meson Capital investors dated October 29, 2016 in which he writes that “[h]eadlines about highly public activist campaigns over the last couple years have, in [his] view, led to a great number of pretenders entering the activist arena.” Whether Ryan’s actions are best characterized as “activism,” or “recidivism,” we believe that electing Ryan and his hand-picked nominees will derail the tremendous gains your Company has made during the past year.

Your Board continues to believe that Sevcon’s strategy, overseen by your Board and its nominees, is the best course of action at this time.

YOUR BOARD RECOMMENDS VOTES “FOR” THE CHARTER AMENDMENT AND “FOR ALL” OF SEVCON’S DIRECTOR NOMINEES ON THE WHITE PROXY CARD TODAY

We believe Sevcon stockholders can protect the value of their investment by voting “FOR” the charter amendment and “FOR ALL” of your Board’s experienced and highly qualified director nominees on the WHITE proxy card TODAY. Please do not return or otherwise vote any gold proxy card sent to you.

As always, we thank you for your continued support and interest and we look forward to reporting our continued progress to you as we advance  our strategy and enhance stockholder value in the coming year.

Sincerely,

Matt Goldfarb	Glenn J. Angiolillo
Chairman of the Board	Director

Matt Boyle	William J. Ketelhut
President, Chief Executive Officer and Director	Director

Walter M. Schenker	David R. A. Steadman
Director	Director

Paul O. Stump	Marvin G. Schorr
Director	Director Emeritus

Non-GAAP Financial Measures
We have presented revenues and research and development expense above in constant currency in order to enable investors to make year-to-year comparisons without the distorting effect of exchange rate fluctuations.  We have also presented research and development expense before government grants and U.K government research and development tax credits, which are deducted from the as-reported figures, in order to show investors the Company’s full commitment to growing our engineering resources to meet customer demand.  Aggregate grants and tax credits in the respective years were: 2013 $149,000; 2014 $761,000; 2015 $654,000; 2016 $765,000.

Forward-Looking Statements
Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation, statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

About Sevcon
Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s newly acquired Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com/.

Important Additional Information
Sevcon, Inc., seven of its directors and its executive officers, and Marvin G. Schorr are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2017 Annual Meeting.  Sevcon has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation.  COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.

Contacts:
Matt Boyle	Matt Goldfarb
President and CEO	Chairman of the Board
011 44 7802 260706	(917) 664-0051
matt.boyle@Sevcon.com